Exhibit 99.1
                                                                    ------------


                     Sales Plan for Matthys Johannes Wessels
                     ---------------------------------------


         Sales Plan dated April 22, 2005 (this "Sales Plan") between Matthys Johannes Wessels ("Seller") and Bear, Stearns & Co. Inc. ("Bear Stearns"), acting as agent.

A.       Recitals

         1. This Sales Plan is entered into between Seller and Bear Stearns as the Seller's adoption of a written plan for trading securities that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holdings of the ordinary shares, no par value per share, of UTi Worldwide Inc. (the "Stock" and the Issuer" as the case may be), consisting of Stock that Seller under the outstanding stock options issued by the Issuer dated 4/15/00 has the right to acquire 98,297 shares of Stock with an expiration date of 4/15/10 and a present exercise price of $14.27 per share the ("Options").

B.       Seller's Representations, Warranties and Covenants

         1. As of the date on which Seller executed this Sales Plan, Seller was not aware of any material nonpublic information concerning the Issuer or its securities. Seller entered into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

         2. The securities to be sold under this Sales Plan will be owned free and clear by Seller upon exercise, subject to the compliance by Seller with the vesting and exercise provisions of the Options and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

         3. While the Sales Plan is in effect, Seller agrees not to sell any shares of the Issuer through any broker other than Bear Stearns.

         4. Seller agrees to provide Bear Stearns with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of sales of Stock pursuant to this Sales Plan.


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         5. Seller agrees to complete, execute and deliver to Bear Stearns a seller's representation letter substantially in the form of Exhibit B hereto prior to the commencement of sales of Stock pursuant to this Sales Plan.

         6. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller.

         7. Seller agrees that until this Sales Plan has been terminated he shall, upon request from Bear Stearns delivered to Seller from time to time, provide such information as is reasonably requested to confirm that sales under the Sales Plan are in compliance with Rule 144 or Rule 145.

         8. Seller agrees that he shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Bear Stearns or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while the Sales Plan is in effect.

         9. (a) Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller. Bear Stearns shall provide information to Seller, as Seller may reasonably request in writing, with respect to each sale of Stock made under this Sales Plan, as soon as reasonably practicable.

         (b) Seller agrees that he shall in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation,
Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (c) Seller acknowledges that Seller is deemed an insider (generally classified as an officer, director or 10% shareholder) of the Issuer.

         10. (a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan will be issued upon exercise of the Options and will be eligible for sale under Rule 144 or 145 upon such issuance.

         (b) Seller agrees not to take, and agrees to use reasonable efforts not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144. Seller shall promptly advise Bear Stearns of any sale of Stock by any other person or entity whose sales of Stock would be aggregated with those of Seller for purposes of compliance with the volume limitations of Rule 144. Seller understands and agrees that Bear Stearns shall not


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be liable for sales effected in excess of the Rule 144 volume limitations, due to Sellers failure to promptly inform Bear Stearns of such sales prior to such sales.

         (c) Seller agrees to file Forms 144 for the sales to be effected under this Sales Plan at such times as Seller may be required or permitted by applicable law.(1)

         (d) Bear Stearns agrees to conduct all sales pursuant to this Sales Plan in accordance with whatever provisions of Rule 144 or Rule 145 are applicable, including but not limited to, the manner of sale requirement of Rule 144 of the Securities Act, and in no event shall Bear Stearns effect any sale if such sale would exceed the then-applicable volume limitation under Rule 144; provided however, that Seller has informed Bear Stearns as set forth above of all sales by any person or entity that Seller would have to aggregate with for Rule 144 volume purposes.

C.       Implementation of the Plan

         1. Seller hereby appoints Bear Stearns to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Bear Stearns hereby accepts such appointment.


         2. Bear Stearns is authorized to begin selling Stock pursuant to this Sales Plan commencing on July 1, 2005 and ending on the earliest of December 31, 2005, the sale of 98,297 shares (the "Sale Amount"), or two business days after receipt of notice of death of Seller or of the commencement of any proceedings in respect of or triggered by the Seller's bankruptcy or insolvency or upon the termination of this Sales Plan as provided below in Section D.

         3. (a) Subject to the terms and conditions of this Sales Plan and Rule 144, commencing on July 1, 2005, Bear Stearns may sell the Sale Amount with time, price and amount discretion by W. Clayton Bland or another successor registered representative designated by Bear Stearns. The Sale Amount may be sold on any day (the "Daily Sale Amount") that the principal market in which the Stock trades is open (each such day a "Sale Day") at a gross price before deduction of commissions or mark-down of at least $55.00 per share ("Minimum Sale Price").

           Any shares not sold on a Sale Day may be rolled over and sold on any subsequent Sale Day pursuant to this Sales Plan.


_________________________
1 The Seller's representation on the Forms 144 regarding Seller's knowledge of material information regarding the Issuer may be made as of the date the Sales Plan is adopted. The "Remarks" section of each Form 144 should state that the sale is being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c) and indicate the later of the date the Sales Plan was adopted or was most recently amended and that the representation is made as of such date.


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         (b) Subject to the Minimum Sale Price and the other applicable provisions of this Sales Plan, Bear Stearns may sell the Daily Sale Amount on each Sale Day under ordinary principles of best execution.

         (c) The Daily Sale Amount and any other applicable provisions of the Sales Plan shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any similar transaction with respect to the Issuer's stock that occurs during the Sales Plan.

         (d) Seller understands that Bear Stearns may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Bear Stearns or any other event or circumstance (a "Blackout"). Seller also understands that even in the absence of a Blackout, Bear Stearns may be unable to effect sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a sale.

         (e) Seller and Bear Stearns agree that if Issuer enters into a transaction that results, in Issuer's good faith determination, in the imposition of trading restrictions on the Seller, such as a stock offering requiring an affiliate lock-up ("Issuer Restriction"), and if Issuer shall provide Broker at least three (3) days' prior written notice signed by Issuer and Seller and confirmed by telephone of such trading restrictions (Attn:
Jeffrey Lipman, Fax No. (973) 463-5453, Tel: (212) 272-2559; and Jake Loftus, Fax No. (310) 407-1764, Tel: (310) 201-7720), then Bear Stearns will cease effecting sales under this Sales Plan until notified in writing by Issuer that such restrictions have terminated. Bear Stearns shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or receipt of the notice as set forth in the preceding sentence that the Issuer Restriction has ended. Any unfilled sales that are not executed due to the existence of a Blackout or Issuer Restriction shall be deemed to be cancelled and shall not be effected pursuant to this Sales Plan.

         (f) Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to permit Bear Stearns to furnish notice to the Issuer of the exercise of the Options and to have underlying shares delivered to Bear Stearns as necessary to effect sales under this Sales Plan, and Bear Stearns agrees to do so. Seller hereby authorizes Bear Stearns to serve as Seller's agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to exercise the Options in order to sell the Daily Sale Amount. Seller agrees to complete, execute and deliver to Bear Stearns Stock Option Cashless Exercise Forms, in the form attached hereto as Exhibit C, for the exercise of Options pursuant to this Sales Plan at such times and in such numbers as Bear Stearns shall request. Stock received upon exercise of Options shall be delivered to an account at Bear Stearns for the benefit of Seller (the "Plan Account").

         (g) Bear Stearns shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan. If on any day that sales are to be made under this


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Sales Plan the number of shares of Stock in the Plan Account is less than the number of shares to be sold on such day, Bear Stearns shall exercise a sufficient number of Options to effect such sales.

         (h) Bear Stearns shall, in connection with the exercise of Options, remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations. These amounts shall be deducted from, the proceeds of the sale of the Stock and paid to the Issuer, together with interest thereon computed in accordance with Bear Stearns's customary practices.

         4. Subject to the parameters specified in Section C(3) above, and in each such case, subject to the manner of sale requirement of Rule 144 being satisfied as provided in Section B(10)(d), sales of the Stock may be effected, in whole or in part, on an agency basis or, if Bear Stearns is a market maker (as the term is defined in Section 3(a) (38) of the Securities Exchange Act of 1934) in the Stock at the time that any sale is to be made under this Sales Plan, Bear Stearns may, in its sole discretion, effect one or more sales on a principal basis commensurate with all regulatory requirements regarding best execution practices.

         5. Seller acknowledges and agrees that he does not have authority, influence or control over any sales of Stock effected by Bear Stearns pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales.

D.       Termination

         1. This Sales Plan may not be terminated prior to the end of the Sales Plan, except upon direction by Seller to Bear Stearns or by notice from Bear Stearns that Bear Stearns, in its sole discretion, has determined that it is prohibited from continuing to operate as agent by a legal, contractual or regulatory restriction applicable to it or its affiliates. Any modification of this Sales Plan by Seller will be made in good faith and not as part of a scheme to evade the prohibitions of the Rule 10b5-1. In particular, subject to the Seller's right to terminate this Sales Plan, Seller agrees that he will not alter or modify this Sales Plan at any time that Seller is aware of any material non-public information about the Issuer and/or the Stock.

E.       Limitation of Liability

         1. Notwithstanding any other provision hereof, neither Seller nor Bear Stearns shall be liable to the other for:

                  (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or


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                  (b) any failure to perform or to cease performance or any
         delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

         2. Seller has consulted with his own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Bear Stearns or any person affiliated with Bear Stearns in connection with, Seller's adoption and implementation of this Sales Plan.

         3. Seller acknowledges and agrees that in performing his obligations hereunder neither Bear Stearns nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller's assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither Bear Stearns nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller's assets.

         4. Seller agrees to indemnify and hold harmless Bear Stearns and its officers, directors, employees, agents and affiliates from and against any losses, liabilities, claims, damages and expenses including but not limited to reasonable attorneys' fees and the costs of investigating or defending any matter, arising out of or incurred in connection with this Sales Plan ("Losses"), except to the extent Losses are found in a final award or judgement by an arbitrator or court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from gross negligence or willful misconduct of Bear Stearns.

F.       General

         1. Seller and Bear Stearns acknowledge and agree that Bear Stearns is acting as agent and custodian for Seller in connection with this Sales Plan and that Seller is a "customer" of Bear Stearns within the meaning of Section 741(2) of Title 11 of the United States Code (the "Bankruptcy Code"). Seller and Bear Stearns further acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.


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         2. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan.

         3. This Sales Plan may be amended by Seller only upon the written consent of Bear Stearns and receipt by Bear Stearns of a certificate signed by Seller dated as of the date of such amendment certifying that Seller is not aware of any material non-public information with respect to the Issuer; provided that the foregoing shall not apply in the case of termination under Section D.

         4. All notices to Bear Stearns under this Sales Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Sales Plan by telephone, by facsimile and by certified mail:

                           Jeffrey Lipman
                           Bear, Stearns & Co. Inc.
                           383 Madison Ave.
                           New York, NY  10179
                           Phone:  (212) 272-2559
                           Fax:  (973) 463-5453

                           W. Clayton Bland
                           Bear, Stearns & Co. Inc.
                           1999 Avenue of the Stars
                           Los Angeles, CA 90067
                           Phone: 310-201-2641
                           Fax: 310-407-1736

                           Jake Loftus
                           Bear, Stearns & Co. Inc.
                           1999 Avenue of the Stars
                           Los Angeles, CA 90067
                           Phone:  310-201-7720
                           Fax:  310-407-1764

         5. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Bear Stearns.

         6. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         7. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or


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regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

         8. This Sales Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York. This Sales Plan may be modified or amended only by a writing signed by the parties hereto.

                            [signature page follows]


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         IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.



                            /s/ Matthys Johannes Wessels
                            ----------------------------
                            Matthys Johannes Wessels


                            Bear, Stearns & Co. Inc.

                            /s/ John R. Loftus
                            ------------------
                            Name: John R. Loftus
                            Title: Senior Managing Director


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